EXHIBIT 99.1

Contact:	Claire M. Chadwick
EVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces

First Quarter of 2014 Earnings

Midland Park, NJ – May 7, 2014 – Stewardship Financial Corporation (NASDAQ:SSFN), parent of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2014 of $506,000 as compared to net income of $822,000 for the three months ended March 31, 2013. After dividends on preferred stock, the net income available to the common stockholders was $335,000, or $0.06 per common share, for the current 2014 period compared to $656,000, or $0.11 per common share, for the equivalent period of 2013. Items affecting comparisons between the periods are explained below.

Of significant importance for the quarter, the Corporation did not record a provision for loan losses for the three months ended March 31, 2014 in contrast to a provision for loan losses of $1.6 million for the three months ended March 31, 2013. Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer commented, “Based on our continued improvement in asset quality and the reserves established over the past few years, no increase in the allowance for loan losses was necessary at March 31, 2014.”

Continuing on the Corporation’s improvement in the level of problem assets, Van Ostenbridge stated, “We are seeing the results of our committed focus for the last several years on reducing our level of nonperforming loans.” Nonperforming loans decreased to $5.1 million, or 1.20% of total loans at March 31, 2014, representing an approximate 50% reduction when compared to $10.2 million, or 2.34%, at December 31, 2013 and over a 70% decline when compared to $17.5 million, or 3.97%, a year earlier.

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	May 7, 2014

Total nonperforming assets, which includes other real estate owned, represented just 1.02% of total assets at March 31, 2014, signifying meaningful progress when compared to 1.58% and 2.65% at December 31, 2013 and March 31, 2013, respectively.

The decrease in nonperforming assets is partially attributable to the sale of a small group of nonperforming loans that, at December 31, 2013, the Corporation had categorized as held for sale at the lower of cost or fair value of the underlying collateral, less cost to sell. After charge-offs previously recorded on these loans recognized against the allowance for loan losses, these loans had a carrying value of $2.8 million. The loans were sold during the three months ended March 31, 2014 and resulted in a net loss to the Corporation of $241,000, reflecting further declines in fair value.

When comparing the current year quarter results with the prior year quarter, components of noninterest income also had a substantial impact. The Corporation reported noninterest income of $399,000 for the three months ended March 31, 2014 compared to $1.5 million for the equivalent prior year period. The current year period includes the previously mentioned loss of $241,000 from the sale of nonperforming loans as well as reduced gains on sales of mortgage loans reflective of the impact of rising mortgage rates and corresponding reduction in refinance activity. In addition, the prior year period included $537,000 as a result of a death benefit insurance payment received.

Net interest income was $5.3 million in the first quarter of 2014 compared to $5.9 million a year earlier. “While the Corporation continues to monitor and manage all expenses, the low interest rate environment in which we have been operating has put pressure on asset yields,” said Van Ostenbridge.

Total noninterest expenses were $5.1 million for the three months ended March 31, 2014 – comparable to $4.9 million incurred in the prior year period.

Total assets at March 31, 2014 were $672.6 million, which were comparatively unchanged from assets of $673.5 million at December 31, 2013. Additional liquidity was provided by an increase in cash and cash equivalents. Gross loans receivable decreased $10.5 million from December 31, 2013, reflecting normal payoffs and principal amortization as well as the competitive environment for new loans due to lack

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Press Release - Midland Park NJ
Stewardship Financial Corporation continued	May 7, 2014

of demand. Van Ostenbridge noted, “Our lending efforts are dedicated to building and maintaining a pipeline of loan applications, with underwriting that adheres to our strict guidelines.”

Total deposits were $575.4 million at March 31, 2014, reflecting a relatively insignificant decline when compared to deposits of $577.6 million at December 31, 2013. At March 31, 2014 noninterest bearing deposits represented 23.9% of total deposits.

Capital levels continue to significantly exceed the regulatory requirements for a “well capitalized” institution with a tier 1 leverage ratio of 9.22% and a total risk-based capital ratio of 15.13% compared to the regulatory requirements of 4% and 8%, respectively.

Van Ostenbridge concluded, “While the last several years have seen substantial attention and resources devoted to addressing problem loans, the results of those labors are now clearly evident. With asset quality issues now considered to be at a manageable level, our efforts can now be fully directed on our core banking business.”

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.1 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013

Selected Financial Condition Data:
Cash and cash equivalents	$27,176	$17,405	$26,144
Securities available for sale	171,692	168,411	175,493
Securities held to maturity	24,685	25,964	28,548
FHLB Stock	2,133	2,133	2,213
Loans receivable:
Loans receivable, gross	423,471	434,009	441,533
Allowance for loan losses	(9,792)	(9,915)	(11,512)
Other, net	105	168	62
Loans receivable, net	413,784	424,262	430,083

Loans held for sale	186	2,800	2,101
Other assets	32,947	32,533	29,344
Total assets	$672,603	$673,508	$693,926

Noninterest-bearing deposits	$137,687	$133,565	$132,960
Interest-bearing deposits	437,729	444,026	462,578
Total deposits	575,416	577,591	595,538
Other borrowings	25,000	25,000	25,000
Securities sold under agreements to repurchase	7,601	7,300	7,344
Subordinated debentures	7,217	7,217	7,217
Other liabilities	2,209	2,621	2,152
Total liabilities	617,443	619,729	637,251
Shareholders' equity	55,160	53,779	56,675
Total liabilities and shareholders' equity	$672,603	$673,508	$693,926

Equity to assets	8.20%	7.98%	8.17%

Asset Quality Data:
Nonaccrual loans	$5,073	$10,219	$17,479
Loans past due 90 days or more and accruing	—	—	50
Total nonperforming loans	5,073	10,219	17,529
Other real estate owned	1,789	451	876
Total nonperforming assets	$6,862	$10,670	$18,405

Nonperforming loans to total loans	1.20%	2.34%	3.97%
Nonperforming assets to total assets	1.02%	1.58%	2.65%
Allowance for loan losses to nonperforming loans	193.02%	97.03%	65.67%
Allowance for loan losses to total gross loans	2.31%	2.28%	2.61%

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Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	March 31,
	2014	2013
Selected Operating Data:
Interest income	$6,145	$6,870
Interest expense	839	1,004
Net interest and dividend income	5,306	5,866
Provision for loan losses	—	1,600
Net interest and dividend income
after provision for loan losses	5,306	4,266
Noninterest income:
Fees and service charges	421	456
Bank owned life insurance	96	76
Gain on calls and sales of securities	—	2
Gain on sales of mortgage loans	12	162
Loss on sales of loans	(241)	—
Gain on sales of other real estate owned	—	126
Gain on life insurance proceeds	—	537
Other	111	115
Total noninterest income	399	1,474
Noninterest expenses:
Salaries and employee benefits	2,678	2,696
Occupancy, net	555	517
Equipment	188	184
Data processing	387	328
FDIC insurance premium	211	150
Other	1,075	1,057
Total noninterest expenses	5,094	4,932
Income before income tax expense (benefit)	611	808
Income tax expense (benefit)	105	(14)
Net income	506	822
Dividends on preferred stock and accretion	171	166
Net income available to common stockholders	$335	$656

Weighted avg. no. of diluted common shares	5,956,887	5,930,981
Diluted earnings per common share	$0.06	$0.11

Return on average common equity	3.41%	6.39%

Return on average assets	0.31%	0.49%

Yield on average interest-earning assets	3.97%	4.34%
Cost of average interest-bearing liabilities	0.71%	0.82%
Net interest rate spread	3.26%	3.52%

Net interest margin	3.44%	3.72%

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